Exhibit 10.1.3
CARDINAL HEALTH, INC.
NONQUALIFIED STOCK OPTION AGREEMENT
This Nonqualified Stock Option Agreement (this “Agreement”) is entered into in Franklin County, Ohio. On [date of grant] (the “Grant Date”), Cardinal Health, Inc., an Ohio corporation (the “Company”), has awarded to [employee name] (“Awardee”), an option (the “Option”) to purchase [# of shares] common shares, without par value, of the Company (the “Shares”) for a price of [$X.XX] per share. The Option has been granted under the Cardinal Health, Inc. 2011 Long-Term Incentive Plan (the “Plan”), and will include and be subject to all provisions of the Plan, which are incorporated herein by reference, and will be subject to the provisions of this Agreement. Capitalized terms used in this Agreement which are not specifically defined will have the meanings ascribed to such terms in the Plan. [CLIFF ALTERNATIVE: This Option vests and becomes exercisable on the [ ] anniversary of the Grant Date (the “Vesting Date”), subject to the provisions of this Agreement, including those relating to Awardee’s continued employment with the Company and its Affiliates (collectively, the “Cardinal Group”).] [INSTALLMENT ALTERNATIVE: This Option vests and becomes exercisable in [ ] installments, which will be as nearly equal as possible, on the [ ] anniversaries of the Grant Date (each a “Vesting Date” with respect to the portion of the Option scheduled to vest on such date), subject in each case to the provisions of this Agreement, including those relating to Awardee’s continued employment with the Company and its Affiliates (collectively, the “Cardinal Group”).] In the event of a Change of Control prior to the Participant’s Termination of Employment, the Option vests in full, unless a Replacement Award is provided to the Participant in accordance with Section 16(b) of the Plan. This Option will expire on [date of expiration] (the “Grant Expiration Date”).

1.Method of Exercise and Payment of Price.
(a)    Method of Exercise. At any time when all or a portion of the Option is exercisable under the Plan and this Agreement, some or all of the exercisable portion of the Option may be exercised from time to time by written notice to the Company, or such other method of exercise as may be specified by the Company, including without limitation, exercise by electronic means on the web site of the Company’s third-party equity plan administrator, which will:
(i)    state the number of whole Shares with respect to which the Option is being exercised; and
(ii)    if the Option is being exercised by anyone other than Awardee, if not already provided, be accompanied by proof satisfactory to counsel for the Company of the right of such person or persons to exercise the Option under the Plan and all applicable laws and regulations.
(b)    Payment of Price. The full exercise price for the portion of the Option being exercised shall be paid to the Company as provided below:
(i)    in cash;
(ii)    by check acceptable to the Company or wire transfer (denominated in U.S. Dollars);
(iii)    subject to any conditions or limitations established by the Administrator, other Shares owned by Awardee that have a Fair Market Value on the date of surrender equal to or greater than the aggregate exercise price of the Shares as to which said Option is exercised (it being agreed that the excess of the Fair Market Value over the aggregate exercise price will be refunded to Awardee, with any fractional Share being repaid in cash);
(iv)    if permitted by the Administrator, consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;
(v)    if permitted by the Administrator, and subject to any conditions or limitations established by the Administrator, the Company’s withholding Shares otherwise issuable upon exercise of the Option pursuant to a “net exercise” arrangement; or
(vi)    any combination of the foregoing methods of payment.
2.    Transferability. The Option is transferable (a) at Awardee’s death, by Awardee by will or pursuant to the laws of descent and distribution, and (b) by Awardee during Awardee’s lifetime, without payment of consideration, to (i) the spouse, former spouse, parents, stepparents, grandparents, parents-in-law, siblings, siblings-in-law, children, stepchildren, children-in-law, grandchildren, nieces or nephews of Awardee, or any other persons sharing Awardee’s household (other than tenants or employees) (collectively, “Family Members”) or (ii) a trust, partnership or other entity controlled by Awardee or Awardee’s Family Members and in which Awardee or Awardee’s Family Members have 100% of the pecuniary interest; provided, however, that subsequent transfers of the transferred Option are prohibited, except (X) if the transferee is an individual, at the transferee’s death by the transferee by will or pursuant to the laws of descent and distribution, and (Y) without payment of consideration to the individuals or entities listed in subparagraphs (b)(i) or (ii) above, with respect to the original Awardee. The Administrator may, in its discretion, permit transfers to other persons and entities as permitted by the Plan. Neither a transfer under a domestic relations order in settlement of marital property rights nor a transfer to an entity in which more than 50% of the voting interests are owned by Awardee or Family Members in exchange for an interest in that entity will be considered to be a transfer for consideration. Within 10 days of any transfer, Awardee shall notify the Company in writing of the transfer. Following transfer, the Option continues to be subject to the same terms and conditions as were applicable immediately prior to transfer and, except as otherwise provided in the Plan or this Agreement, references to the original Awardee are deemed to refer to the transferee. The events of a Termination of Employment of Awardee provided in paragraph 3 hereof continue to be applied with respect to the original Awardee, following which the Option is exercisable by the transferee only to the extent, and for the periods, specified in paragraph 3. The Company has no obligation to notify any transferee of Awardee’s Termination of Employment with the Cardinal Group for any reason. The conduct prohibited of Awardee in paragraph 5 hereof continues to be prohibited of Awardee following transfer to the same extent as immediately prior to transfer and the Option (or its economic value, as applicable) is subject to forfeiture by the transferee and recoupment from Awardee to the same extent as would have been the case of Awardee had the Option not been transferred. Awardee remains subject to the recoupment provisions of paragraphs 5 and 15 of this Agreement and tax withholding provisions of Section 31 of the Plan following transfer of the Option.
3.    Termination of Employment.
(a)    Termination of Employment by Reason of Death or Disability. If a Termination of Employment occurs by reason of death or Disability prior to the vesting in full of the Option, but at least six months from the Grant Date, then any unvested portion of the Option vests upon and becomes exercisable in full from and after such death or Disability. The Option may thereafter be exercised by the Awardee, any transferee of Awardee, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee from the date of such death or Disability until the Grant Expiration Date.

(b)    Termination of Employment by Reason of Retirement. If a Termination of Employment occurs by reason of Retirement prior to the vesting in full of the Option, but at least six months from the Grant Date, then a Ratable Portion of each installment of the Option that would have vested on each future Vesting Date immediately vests and becomes exercisable. Such “Ratable Portion,” with respect to the applicable installment, is an amount equal to such installment of the Option scheduled to vest on the applicable Vesting Date multiplied by a fraction, the numerator of which is the number of days from the Grant Date through the date of such termination, and the denominator of which is the number of days from the Grant Date through such Vesting Date. The Option, to the extent vested, may be exercised by Awardee (or any transferee, if applicable) until the Grant Expiration Date. If Awardee dies after Retirement, but before the Grant Expiration Date, the Option, to the extent vested, may be exercised by any transferee of the Option, if applicable, or by the legal representative of the estate or by the legatee of Awardee under the will of Awardee from and after such death until the Grant Expiration Date.
(c)    Other Termination of Employment. If a Termination of Employment occurs by any reason other than death, Retirement or Disability (each at least six months from the Grant Date) or in connection with a Change of Control as set forth in Section 16(b)(iii) of the Plan, any unexercised portion of the Option which has not vested on such date of Termination of Employment is automatically forfeited. Subject to Section 16(b)(iii) of the Plan and subparagraphs 3(a) and (b) above, Awardee (or any transferee, if applicable) will have 90 days from the date of Termination of Employment or until the Grant Expiration Date, whichever period is shorter, to exercise any portion of the Option that is vested and exercisable on the date of Termination of Employment; provided, however, that if the Termination of Employment was a Termination for Cause, as determined by the Administrator, the Option may be immediately canceled by the Administrator (whether then held by Awardee or any transferee).
4.    Restrictions on Exercise. The Option is subject to all restrictions in this Agreement and/or in the Plan. As a condition of any exercise of the Option, the Company may require Awardee or his or her transferee or successor to make any representation and warranty to comply with any applicable law or regulation or to confirm any factual matters (including Awardee’s compliance with the terms of paragraph 5 of this Agreement or any employment or severance agreement between the Cardinal Group and Awardee) reasonably requested by the Company. The Option is not exercisable if such exercise would involve a violation of any Applicable Law.
5.    Special Forfeiture and Repayment Rules. This Agreement contains special forfeiture and repayment rules intended to encourage conduct that protects the Cardinal Group’s legitimate business assets and discourage conduct that threatens or harms those assets. The Company does not intend to have the benefits of this Agreement reward or subsidize conduct detrimental to the Company, and therefore will require the forfeiture of the benefits offered under this Agreement and the repayment of gains obtained from this Agreement, according to the rules specified below. Activities that trigger the forfeiture and repayment rules are divided into two categories: Misconduct and Competitor Conduct.
(a)    Misconduct. During employment with the Cardinal Group and for three years after the Termination of Employment for any reason, Awardee agrees not to engage in Misconduct. If Awardee engages in Misconduct during employment or within three years after the Termination of Employment for any reason, then
(i)    Awardee immediately forfeits the Option (or any part thereof that has not been exercised) which automatically terminates, and
(ii)    Awardee shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the gross gain to Awardee or any transferee from each and every exercise of the Option at any time within three years prior to the date the Misconduct first occurred (as determined by the Administrator) less (B) $1.00. The gross gain is calculated by subtracting the exercise price paid for the Shares from the Fair Market Value of the Shares on the exercise date.

As used in this Agreement, “Misconduct” means
(A)    disclosing or using any of the Cardinal Group's confidential information (as defined by the applicable Cardinal Group policies and agreements) without proper authorization from the Cardinal Group or in any capacity other than as necessary for the performance of Awardee's assigned duties for the Cardinal Group;
(B)    violation of applicable Cardinal Group policies, including but not limited to conduct which would constitute a breach of any representation or certificate of compliance signed by Awardee;
(C)    fraud, gross negligence or willful misconduct by Awardee, including but not limited to fraud, gross negligence or willful misconduct causing or contributing to a material error resulting in a restatement of the financial statements of any member of the Cardinal Group;
(D)    directly or indirectly soliciting or recruiting for employment or contract work on behalf of a person or entity other than a member of the Cardinal Group, any person who is an employee, representative, officer or director in the Cardinal Group or who held one or more of those positions at any time within the 12 months prior to Awardee’s Termination of Employment;
(E)    directly or indirectly inducing, encouraging or causing an employee of the Cardinal Group to terminate his/her employment or a contract worker to terminate his/her contract with a member of the Cardinal Group;
(F)    any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, prospective customers, vendors, suppliers and/or employees known to Awardee; and
(G)    breaching any provision of any employment or severance agreement with a member of the Cardinal Group.
(b)    Competitor Conduct. If Awardee chooses to engage in Competitor Conduct during employment or within one year after the Termination of Employment for any reason, then
(i)    Awardee immediately forfeits the Option (or any part thereof that has not been exercised) which automatically terminates, and
(ii)    Awardee shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the gross gain to Awardee or any transferee from each and every exercise of the Option at any time since the earlier of one year prior to the date the Competitor Conduct first occurred (as determined by the Administrator) and one year prior to the Termination of Employment, if applicable, less (B) $1.00. The gross gain is calculated by subtracting the exercise price paid for the Shares from the Fair Market Value of the Shares on the exercise date.
As used in this Agreement, “Competitor Conduct” means accepting employment with, or directly or indirectly providing services to, a Competitor in the United States. If Awardee has a Termination of Employment and Awardee’s responsibilities to the Cardinal Group were limited to a specific territory or territories within or outside the United States during the 24 months prior to the Termination of Employment, then Competitor Conduct will be limited to that specific territory or territories. A “Competitor” means any person or business that competes with the products or services provided by a member of the Cardinal Group for which Awardee had business responsibilities within 24 months prior to Termination of Employment or about which Awardee obtained confidential information

(as defined by the applicable Cardinal Group policies or agreements).
(c)    General.
(i)    Nothing in this paragraph 5 constitutes or is to be construed as a “noncompete” covenant or other restraint on employment or trade. The provisions of this paragraph do not prevent, nor are they intended to prevent, Awardee from seeking or accepting employment or other work outside the Cardinal Group. The execution of this Agreement is voluntary. Awardee is free to choose to comply with the terms of this Agreement and receive the benefits offered or else reject this Agreement with no adverse consequences to Awardee’s employment with the Cardinal Group.
(ii)    Awardee agrees to provide the Company with at least 10 days’ written notice prior to accepting employment with or providing services to a Competitor prior to one year after Termination of Employment.
(iii)    Awardee acknowledges receiving sufficient consideration for the requirements of this paragraph 5, including Awardee’s receipt of the Option. Awardee further acknowledges that the Company would not provide the Option to Awardee without Awardee's promise to abide by the terms of this paragraph 5. The parties also acknowledge that the provisions contained in this paragraph 5 are ancillary to, or part of, an otherwise enforceable agreement at the time this Agreement is made.
(iv)    Awardee may be released from the obligations of this paragraph 5 if and only if the Administrator determines, in writing and in the Administrator's sole discretion, that a release is in the best interests of the Company.
6.    Right of Set-Off. By accepting this Option, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee that are not treated as “non-qualified deferred compensation” under Section 409A of the Code by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as wages, severance payments or other fringe benefits) to the extent of the amounts owed to the Cardinal Group by Awardee under this Agreement.
7.    Withholding Tax.
(a)    Generally. Awardee is liable and responsible for all taxes owed in connection with the exercise of the Option, regardless of any action the Company takes with respect to any tax withholding obligations that arise in connection with the Option. The Company does not make any representation or undertaking regarding the tax treatment or the treatment of any tax withholding in connection with the exercise of the Option. The Company does not commit and is under no obligation to structure the Option or the exercise of the Option to reduce or eliminate Awardee's tax liability.
(b)    Payment of Withholding Taxes. Concurrently with the payment of the exercise price pursuant to paragraph 1 hereof, Awardee is required to arrange for the satisfaction of the minimum amount of any domestic or foreign tax withholding obligation, whether national, federal, state or local, including any employment tax obligation (the “Tax Withholding Obligation”) in a manner acceptable to the Company. Any manner provided for in subparagraph 1(b) is an acceptable manner to satisfy the Tax Withholding Obligation unless otherwise determined by the Administrator.
8.    Holding Period Requirement. If Awardee is classified as an “officer” of the Company within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on the Grant Date, then, as a condition to receipt of the Option, Awardee hereby agrees to hold Shares purchased pursuant to each exercise of all or a portion of this Option, with a Fair Market Value at the time of such exercise equal to the After-Tax Net Profit, until the first anniversary of such exercise (or, if earlier, the date of Awardee’s Termination of Employment). “After-Tax Net Profit” means the total Fair Market Value at the time of exercise of Shares as to which this Option is exercised, minus the sum of (a) the aggregate exercise price to purchase such Shares, and (b) the amount of all applicable federal, state, local or foreign income, employment or other tax and other similar fees that are withheld in connection with such exercise. This paragraph 8 will not apply on or after the date of a Change of Control.
9.    Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement is governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Option and benefits granted herein would not be granted without the governance of this Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement must be brought exclusively in state or federal courts located in Franklin County, Ohio and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in paragraph 5 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living. In the event that it becomes necessary for the Company to institute legal proceedings under this Agreement, Awardee is responsible to the Company for all costs and reasonable legal fees incurred by the Company in connection with the proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by the provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.
10.    Action by the Administrator. The parties agree that the interpretation of this Agreement rests exclusively and completely within the sole discretion of the Administrator. The parties agree to be bound by the decisions of the Administrator with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. In fulfilling his or her responsibilities, the Administrator may rely upon documents, written statements of the parties, financial reports or other material as the Administrator deems appropriate. The parties agree that there is no right to be heard or to appear before the Administrator and that any decision of the Administrator relating to this Agreement, including without limitation whether particular conduct constitutes Misconduct or Competitor Conduct, is final and binding. The Administrator may delegate its functions under this Agreement to an officer of the Cardinal Group designated by the Administrator.
11.    Prompt Acceptance of Agreement. The Option grant evidenced by this Agreement will, at the discretion of the Administrator, be forfeited if this Agreement is not manually executed and returned to the Company, or electronically executed by Awardee by indicating Awardee’s acceptance of this Agreement in accordance with the acceptance procedures set forth on the Company’s third-party equity plan administrator’s web site, within 90 days of the Grant Date.
12.    Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Option grant under and participation in the Plan or future options that may be granted under the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of option grants and the execution of option agreements through electronic signature.
13.    Notices. All notices, requests, consents and other communications required or provided under this

Agreement to be delivered by Awardee to the Company will be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:
Cardinal Health, Inc.
7000 Cardinal Place
Dublin, Ohio 43017
Attention: General Counsel

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to Awardee.
14.    Employment Agreement, Offer Letter or Other Arrangement. To the extent a written employment agreement, offer letter or other arrangement (“Employment Arrangement”) that was approved by the Human Resources and Compensation Committee or the Board of Directors or that was approved in writing by an officer of the Company pursuant to delegated authority of the Human Resources and Compensation Committee provides for greater benefits to Awardee with respect to (a) vesting of the Option on Termination of Employment by reason of specified events or (b) exercisability of the Option following Termination of Employment, than provided in this Agreement or in the Plan, then the terms of such Employment Arrangement with respect to vesting of the Option on Termination of Employment by reason of such specified events or exercisability of the Option following Termination of Employment supersede the terms hereof to the extent permitted by the terms of the Plan.
15.    Recoupment. This Agreement will be administered in compliance with Section 10D of the Exchange Act and any applicable rules or regulations promulgated by the Securities and Exchange Commission or any national securities exchange or national securities association on which the Shares may be traded. In its discretion, moreover, the Administrator may require repayment to the Company of all or any portion of this Award if the amount of the Award was calculated based upon the achievement of certain financial results that were subsequently the subject of a restatement of the Company’s financial statements, Awardee engaged in misconduct that caused or contributed to the need for the restatement of the financial statements, and the amount payable to Awardee would have been lower than the amount actually paid to Awardee had the financial results been properly reported. This paragraph 15 is not the Company’s exclusive remedy with respect to such matters. This paragraph 15 will not apply after a Change of Control.

16.    Amendments. Any amendment to the Plan will be deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment will impair the rights of Awardee with respect to an outstanding Award unless agreed to by Awardee and the Company, which agreement must be in writing and signed by Awardee and the Company. Other than following a Change of Control, no such agreement is required if the Administrator determines in its sole discretion that such amendment either (a) is required or advisable in order for the Company, the Plan or the Option to satisfy any Applicable Law or to meet the requirements of any accounting standard or (b) is not reasonably likely to significantly diminish the benefits provided under the Option, or that any such diminishment has been adequately compensated.

CARDINAL HEALTH, INC.

By:

Its:

ACCEPTANCE OF AGREEMENT
Awardee hereby: (a) acknowledges receiving a copy of the Plan, which has either been previously delivered or is provided with this Agreement, and represents that he or she is familiar with and understands all provisions of the Plan and this Agreement; (b) voluntarily and knowingly accepts this Agreement and the Option granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in this Agreement regarding “Recoupment” set forth in paragraph 15 above and “Misconduct,” “Competitor Conduct” and “Special Forfeiture and Repayment Rules” set forth in paragraph 5 above; and (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed this Agreement. Awardee further acknowledges receiving a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders and a copy of the Plan Description pertaining to the Plan.

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Awardee’s Signature

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